THIRD AMENDMENT TO SCHEDULE A OF

SUB-INVESTMENT MANAGEMENT AGREEMENT

LINCOLN VARIABLE INSURANCE PRODUCT TRUST

THIS THIRD AMENDMENT TO SCHEDULE A, made this 1st day of October, 2018, is between Lincoln Investment Advisors Corporation, a Tennessee corporation with offices at 1300 South Clinton Street, Fort Wayne, Indiana, 46802 (“Lincoln Investment Advisors”) and Wellington Management Company LLP, 280 Congress Street, Boston, Massachusetts 02210 (“Wellington”).

Recitals

1.      Lincoln Investment Advisors currently serves as investment adviser to the Lincoln Variable Insurance Products Trust (the “Trust”);

2.      Lincoln Investment Advisors has contracted with Wellington to serve as sub-adviser to the LVIP Wellington Mid-Cap Value Fund (the “Fund”) pursuant to an Investment sub-advisory Agreement dated April 30, 2007;

3.      The Trust and Lincoln Investment Advisors have received an Exemptive order from the Securities and Exchange Commission permitting them to hire sub-advisers and materially amend sub-advisory agreements without shareholder approval;

4.      Wellington and Lincoln Investment Advisors have agreed to reduce the sub-advisory fee on the sub-advisory Agreement.

Representations

A.      Wellington represents that it will not reduce the quality or quantity of its services to the Fund under the Agreement as a result of the reduced fee schedule contained in this Amendment, however Wellington makes no representation or warranty, express or implied, that any level of performance or investment results will be achieved by the Fund or that the Fund will perform comparably with any standard or index, including other clients of Wellington.

B.      Lincoln Investment Advisors represents and warrants that: (1) it will not reduce the quality or quantity of its services to the Fund under the Agreement as a result of the reduced fee schedule contained in this Third Amendment; (ii) approval of this revised fee schedule has been obtained from the Trust’s Board of Directors at an in-person meeting held September 13-14, 2018; and (iii) the terms of this Amendment comply with the terms and conditions of the Exemptive order.

Third Amendment

Now therefore, for good and valuable consideration, receipt where of is hereby acknowledged, the parties agree as follows:

1.        The Recitals are incorporated herein and made a part hereof.

2.        The Representations made herein are incorporated and made a part hereof.

3.        Schedule A shall be deleted and replaced with the attached amended Schedule A effective October 1, 2018, to reflect a reduction in the sub-advisory fee for the Fund paid by Lincoln Investment Advisors to Wellington.

4.        The Agreement, as amended by This Third Amendment, is ratified and confirmed.

5.        This Third Amendment may be executed in two or more counterparts which together shall constitute one instrument.

LINCOLN INVESTMENT ADVISORS CORPORATION By: /s/ Jayson R. Bronchetti Name: Jayson R. Bronchetti Title: President

WELLINGTON MANAGEMENT COMPANY LLP By: /s/ Michael Boudens Name: Michael Boudens Title: Senior Managing Director

Schedule A

Effective October 1, 2018

[REDACTED]